EXHIBIT 2

TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT, dated as of December 31, 2009 (this “Agreement”), is among MERZ GMBH & CO. KGAA, an entity formed under the laws of the Republic of Germany (“Parent”), VINE ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Purchaser”), and the individual or entity listed on Schedule A hereto (the “Stockholder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (the “Merger Agreement”) among Parent, Purchaser and BIOFORM MEDICAL, INC., a Delaware corporation (the “Company”).

RECITALS

A. The Stockholder owns beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and/or of record (as specified on Schedule A) the shares of Common Stock set forth opposite the Stockholder’s name on Schedule A (all such shares of Common Stock that are outstanding as of the date hereof, together with any other shares of Common Stock that are hereafter issued to, or are otherwise acquired or owned, beneficially or of record, by the Stockholder during the Agreement Period (as defined below), including through the exercise of any stock options, warrants, convertible or exchangeable securities or other similar instruments of the Company, and any other securities of the Company described in Section 11, but excluding any shares that are disposed of in compliance with Section 7(b) or accepted for payment and paid for pursuant to the Offer, collectively, the “Subject Shares”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into the Merger Agreement, a copy of which has been made available to the Stockholder, which provides for, among other things, the making of a tender offer (such offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) by Purchaser for all of the outstanding shares of Common Stock, and the merger of Purchaser with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth therein.

C. As an inducement to and condition to Parent’s and Purchaser’s willingness to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with Parent.

AGREEMENT

In consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. Agreement to Tender.

(a) Tender. The Stockholder hereby agrees to validly tender or cause to be tendered in the Offer all of the Subject Shares, pursuant to and in accordance with the terms of the Offer, no later than ten (10) business days after the receipt by the Stockholder of a letter of transmittal with respect to the Offer. In furtherance of the foregoing, at the time of such tender, the Stockholder shall: (i) deliver to the depositary designated in the Offer (the “Depositary”): (A) a letter of transmittal with respect to the

Subject Shares complying with the terms of the Offer; (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Subject Shares; and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the stockholders of the Company pursuant to the terms of the Offer; and/or (ii) cause its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer and within the timeframe specified in the first sentence of this Section 1(a). The Stockholder agrees that once the Subject Shares are tendered, the Stockholder will not withdraw or cause or permit to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been terminated in accordance with Section 12(m).

(b) Return of Subject Shares. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is validly terminated prior to the Purchase Time, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all tendered Subject Shares to the registered holders of the Subject Shares tendered in the Offer.

SECTION 2. Documentation and Information. The Stockholder: (a) consents to and authorizes the publication and disclosure by Parent, Purchaser or the Company, as applicable, of the Stockholder’s identity and holdings of Subject Shares, the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent, Purchaser or the Company, as applicable, reasonably determines is required to be disclosed by applicable Laws in any press release, any of the Offer Documents, the Schedule 14D-9 or any other disclosure document (whether or not filed with the SEC) in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and (b) agrees to promptly give to Parent, Purchaser or the Company, as applicable, any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder: (i) represents and warrants that none of the information provided by or on behalf of the Stockholder pursuant to this Section 2 will, at the time it so provided, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) agrees to promptly notify Parent, Purchaser and the Company, as applicable, of any required corrections with respect to any such information, if and to the extent that any such information shall have become false or misleading in any material respect. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any public statement without the approval of Parent, except as may be required by applicable Law. Parent and Purchaser hereby authorize each Stockholder to make such disclosure or filings as may be required by applicable Law, provided that, to the extent practicable, such Stockholder consults with Parent a reasonable period before (and takes Parent’s views into account with respect to) any such disclosure or filings.

SECTION 3. Voting Agreement. The Stockholder irrevocably and unconditionally agrees that, if the Subject Shares have not been previously accepted for payment and paid for pursuant to the Offer, the Stockholder shall, or shall cause the holder of record thereof on any applicable record date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called (each, a “Company Stockholders Meeting”), or (if applicable) pursuant to any consent of the stockholders of the Company in lieu of a meeting or otherwise, to:

(a) be present, in person or represented by proxy, or otherwise cause the Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that the Subject Shares may be counted for quorum purposes under applicable Laws); and

(b) vote (or cause to be voted) all of the Subject Shares to the fullest extent that the Subject Shares are entitled to be voted at the time of any vote:

(i) in favor of: (A) the adoption of the Merger Agreement; (B) without limitation of the preceding clause “(A),” the approval of any proposal to adjourn or postpone the Company Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Stockholders Meeting is held; and (C) any other matter necessary, or reasonably requested by Parent, for the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

(ii) against: (A) any action (including any amendment to the Company’s certificate of incorporation or bylaws, as in effect on the date hereof), agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (B) any Acquisition Proposal or any agreement related thereto, and any action in furtherance of any Acquisition Proposal; (C) any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding-up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger) or any of its Subsidiaries; and (D) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of the Stockholder under this Agreement.

SECTION 4. Irrevocable Proxy. The Stockholder hereby revokes (and agrees to cause to be revoked) all proxies, if any, that it has heretofore granted with respect to the Subject Shares that otherwise would conflict with the proxy contemplated by this Section 4. Solely with respect to the matters described in Section 3, the Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of the Stockholder, until the end of the Agreement Period, for and in the name, place and stead of the Stockholder, to:

(a) attend any and all Company Stockholder Meetings;

(b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 3 at any and all Company Stockholder Meetings; and

(c) if applicable, grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 3, all written consents with respect to the Subject Shares at any and all Company Stockholder Meetings or otherwise.

The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Agreement Period, and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 12(m). The Stockholder authorizes such attorney and proxy to substitute any other Person(s) to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Parent and Purchaser entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 3.

SECTION 5. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent and Purchaser as follows as of the date hereof (except that: (1) the representations and warranties contained in Section 5(c)(i)(A) and Section 5(c)(i)(C) are made as of the date hereof, as of the Purchase Time and, if the Subject Shares have not been previously accepted for payment and paid for pursuant to the Offer, as of the date of each Company Stockholders Meeting or (if applicable) consent in lieu thereof; and (2) the representations and warranties contained in Section 5(d) are made as of the dates specified in such Section).

(a) Organization. If the Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. If the Stockholder is not an individual, it has full corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder. If the Stockholder is an individual, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. If the Stockholder is not an individual, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder.

(c) No Violation.

(i) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not: (A) if the Stockholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its certificate of incorporation, bylaws or similar organizational documents; (B) assuming compliance with the matters referred to in Section 5(c)(ii), contravene, conflict with, or result in a violation or breach of any Law or any judgment, injunction, order or decree of any Governmental Entity with competent jurisdiction applicable to the Stockholder; or (C) constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding upon the Stockholder, or result in the imposition of any Lien on any assets of the Stockholder; except, in the case of clauses “(B)” and “(C)” of this sentence, for such matters as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect, in each case, in any material respect, the ability of Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby.

(ii) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of his, her or its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) Ownership of Subject Shares. As of the date hereof, the Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b) or accepted for payment and paid for pursuant to the Offer) at all times during the Agreement Period will be, the beneficial and/or record owner (as specified on Schedule A) of, and have good and marketable title to, the Subject Shares free and clear of all Liens, including any limitations or restrictions on the Stockholder’s voting or disposition rights pertaining thereto. Other than as provided in this Agreement, the Stockholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b) or accepted for payment and paid for pursuant to the Offer) at all times during the Agreement Period will have, with respect to the Subject Shares, the sole power, directly or indirectly, to vote, dispose of, exercise, exchange and convert, as applicable, the Subject Shares, and to demand or waive any appraisal or dissenters’ rights or issue instructions pertaining to the Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable Law and the terms of this Agreement, and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b) or accepted for payment and paid for pursuant to the Offer) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly: (i) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 4; (ii) agree to all matters set forth in this Agreement; and (iii) demand and waive appraisal or dissenters’ rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Common Stock set forth on Schedule A opposite the Stockholder’s name are the only shares of Common Stock owned beneficially and/or of record (as specified on Schedule A) by the Stockholder on the date of this Agreement. Other than the Subject Shares and any shares of Common Stock that are the subject of unexercised Company Stock Options held by the Stockholder (the number of which is set forth opposite the Stockholder’s name on Schedule A), the Stockholder does not own any shares of Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Stockholder is a party obligating Stockholder to Transfer or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(e) No Other Proxies. None of the Subject Shares are subject to any voting agreement, trust or other agreement or arrangement with respect to voting or to any proxy, on the date of this Agreement, except pursuant to this Agreement.

(f) Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Stockholder, threatened against or otherwise affecting, the Stockholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair in any material respect the ability of the Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity to Review. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of his, her or its own choosing. The Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder in his, her or its capacity as such.

SECTION 6. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent to the Stockholder, as follows as of the date hereof (except that the representations and warranties contained in Section 6(c)(i)(A) and Section 6(c)(i)(C) are made as of the date hereof, as of the Purchase Time and, if the Subject Shares have not been previously accepted for payment and paid for pursuant to the Offer, as of the date of each Company Stockholders Meeting or (if applicable) consent in lieu thereof).

(a) Organization. Parent and Purchaser are duly organized and validly existing limited liability companies or corporations, as applicable, and in good standing (in jurisdictions that recognize such concept) under the laws of their jurisdictions of organization.

(b) Authorization. Parent and Purchaser have full corporate or similar power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by or on behalf of Parent and Purchaser.

(c) No Violation.

(i) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by Parent and Purchaser hereunder will not: (A) violate any provision of their certificates of incorporation, bylaws or similar organizational documents; (B) violate any judgment, injunction, order or decree applicable to Parent or Purchaser; or (C) result in the imposition of any Lien on any assets of Parent or Purchaser.

(ii) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the performance by Parent of Purchaser of their obligations hereunder.

SECTION 7. No Proxies for or Liens on Subject Shares; No Solicitation.

(a) Prohibition on Transfer. Except pursuant to the terms of this Agreement, during the Agreement Period, the Stockholder shall not (and the Stockholder shall not permit any Person under the Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, or as specifically required by a court order: (i) grant or permit the grant of any proxies, powers of attorney, rights of first offer or refusal or other authorizations in or with respect to, or enter into any voting trust or voting agreement or arrangement with respect to, any Subject Shares or any interest therein; (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares or any interest therein; (iii) create or otherwise permit any Liens to be created on any Subject Shares; (iv) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person, with respect to any Subject Shares or any interest therein; (v) enter into any Contract with any Person with respect to the direct or indirect Transfer of any Subject Shares or any interest therein; (vi) enter into a swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Subject Shares; or (vii) agree to do any of the foregoing. The Stockholder shall not, and shall not permit any Person under the Stockholder’s control or any of its or their respective Representatives to, seek or solicit any such Transfer or any such Contract. Without limiting the foregoing, the Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder (or the transactions contemplated by the Merger Agreement) or make any representation or warranty of the Stockholder in this Agreement untrue or incorrect.

(b) Exceptions. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of the Stockholder if and only if prior thereto and as a condition to the effectiveness of such Transfer, such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent: (i) to accept the Subject Shares subject to the terms and conditions of this Agreement; and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement; provided that notwithstanding any such Transfer, the Stockholder shall continue to be liable for any breach by any Permitted Transferee of his, her or its agreements and covenants under this Agreement. “Permitted Transferee” means, with respect to the Stockholder: (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the Stockholder; (B) any trust, the trustees of which include only the Stockholder and/or the other Persons named in clause “(A)” of this sentence and the beneficiaries of which include only the Stockholder and/or the Persons named in clause “(A)” of this sentence; (C) any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which include only the Persons named in clauses “(A)” or “(B)” of this sentence; or (D) if the Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(c) Effect of Attempted Transfer. Any attempted Transfer of Subject Shares, or any interest therein, in violation of this Section 7 shall be null and void. In furtherance of this Agreement, the Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement; provided that any such stop order shall terminate automatically without any notice or other action by any Person upon the termination of this Agreement in accordance with Section 12(m) and upon such event, the Company shall be entitled to promptly notify its transfer agent of such termination. If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement.

(d) No Solicitation. During the Agreement Period, the Stockholder shall not (and the Stockholder shall ensure that his, her or its Representatives do not), directly or indirectly, take any action that the Company is prohibited from taking under Section 6.3 of the Merger Agreement.

SECTION 8. Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect, any and all rights he or it may have as to appraisal, dissent or any similar or related matter with respect to any of the Subject Shares that may arise with respect to the Merger or any of the other transactions contemplated by the Merger Agreement, including under Section 262 of the DGCL.

SECTION 9. Notices of Certain Events. Each Party shall notify the other Parties of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the Parties’ representations, warranties, covenants or agreements in this Agreement.

SECTION 10. Further Assurances. Parent and the Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to perform their respective obligations under this Agreement.

SECTION 11. Certain Adjustments. In the event of a stock dividend or distribution, stock split, reverse stock split, recapitalization, subdivision, combination, merger, consolidation, reclassification, spin-off, readjustment, exchange of shares or the like, on, of or affecting the Subject Shares, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

SECTION 12. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt): (i) when delivered, if delivered in person; (ii) when sent, if sent (A) by facsimile provided that the facsimile is confirmed by telephone, including a voicemail message, or (B) by email provided that the email is confirmed by telephone, including a voicemail message; (iii) three (3) (or six (6) if outside of the United States) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) (or two (2) if outside of the United States) Business Day(s) after sending, if sent by reputable overnight delivery, in each case to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent or Purchaser, to:

Merz GmbH & Co. KGaA

Eckenheimer Ladstrasse 100

Frankfurt Main 60318

Germany

Attention: Dr. Matthias Vogt

Facsimile: 49 69-1503-831

Phone: 49 69-1503-0

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, California 94303

Attention: Keith A. Flaum

       Lorenzo Borgogni

Facsimile: 650-845-7333

Phone: 650-845-7010

If to a Stockholder, to:

Adam Gridley

1875 South Grant Street, Suite 200

San Mateo, CA 94402

Facsimile: 650-286-4090

Phone: 650-286-4025

with a copy (which shall not constitute notice) to:

BioForm Medical, Inc.

1875 South Grant St., Suite 200

San Mateo, CA 94402

Attention: Steven L. Basta

Facsimile: 650-286-4090

Telephone: 650-286-4001

(b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(c) Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law in any jurisdiction, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

(e) Entire Agreement; Assignment. This Agreement (including the Schedule hereto) and the other agreements referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and any rights, interests and obligations hereunder will not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that Parent may assign all or any of its rights, interests and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment will relieve Parent from any of its obligations hereunder.

(f) Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and such party’s successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting any of the restrictions set forth in Section 7 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are Transferred in accordance with the terms hereof prior to the end of the Agreement Period.

(g) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

(h) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(j) Specific Performance; Exclusive Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties will be entitled, without proof of actual damages, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware; this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 12(a) shall be effective service of process for any such action. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for such party’s attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(j).

(k) Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(l) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

(m) Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of: (i) the Effective Time; (ii) the termination of this Agreement by written notice from Parent to the Stockholder; (iii) the termination of the Offer by Parent or Purchaser; (iv) the date of any material modification, waiver or amendment of the Offer or the Merger Agreement that affects adversely the consideration payable to stockholders of the Company pursuant to the Merger Agreement as in effect on the date hereof; (v) the termination of all of the Stockholder’s obligations under this Agreement; and (vi) the termination of the Merger Agreement in accordance with its terms (the period from the date hereof through the termination of this Agreement being referred to as the “Agreement Period”); provided that: (A) Section 12(a) shall survive such termination; and (B) no such termination shall relieve or release the Stockholder, Parent or Purchaser from any obligations or liabilities arising out of such party’s breach of this Agreement prior to its termination.

(n) Stockholder Capacity. The Stockholder is signing and entering this Agreement solely in such Stockholder’s capacity as the beneficial and/or record owner of Subject Shares. No Stockholder executing this Agreement who is or becomes during the term hereof a director, officer or employee of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director, officer or employee.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MERZ GMBH & CO. KGAA

By:
Name: Dr. Matthias Vogt
Title: Member of Management Board and CFO

By:
Name: Dr. Martin Zugel
Title: Chairman of the Management Board

VINE ACQUISITION CORP.

By:
Name: Dr. Martin Zugel
Title: President

[Stockholder signature on next page]

Signature Page to Tender and Support Agreement

STOCKHOLDER

Name: Address:

SCHEDULE A

Ownership of Common Stock

Name	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Owned of Record	Number of Shares Subject to Unexercised Company Stock Options	Number of Subject Shares

Signature Page to Tender and Support Agreement